EXHIBIT 99.1     PRESS RELEASE

PAID, INC. ANNOUNCES RESULTS FROM SPECIAL MEETING OF STOCKHOLDERS, AS WELL AS AN UPDATE FROM THE PATENT TRIAL AND APPEAL BOARD (PTAB)

October 15, 2014

PAID, Inc. (OTCBB: PAYD) held a special meeting of stockholders in Westborough, MA on October 8, 2014. The results of the meeting are as follows:

Proposals 1 (to increase authorized shares), 3 (to permit the Board to effect a reverse stock split in its discretion), 4 (to ratify the selection of the Company’s auditors), and 5 (to permit adjournment for a later date), all of which were routine, passed with the required vote. Proposal 2, which was considered non routine, did not pass, as only 39% of PAID’s stockholders voted on this proposal. Of those stockholders that did vote, 79% voted in favor of Proposal 2.

A full table of the voting results will be issued in a separate 8-K filing with the SEC today.

"I am happy that most of the proposals introduced to the stockholders passed and I would like to thank the stockholders for their participation in the special meeting and the voting process.” stated Austin Lewis, CEO of PAID, Inc.

In addition, on September 30, 2014 the Patent Trial and Appeal Board (PTAB) announced that it had granted petitions filed by eBay for covered business method review of PAID’s United States Patent Nos. 8,635,150, 8,521,642, 8,352,357, and 7,930,237, entitled “Method and System for Improved Online Auction”.

“The Company and its attorneys at Hunton and Williams continue to follow the process laid out by the PTAB, and expect to have the Company’s response filed with the PTAB by December 22, 2014 and look forward to the final oral argument currently set for June 9, 2015,” Lewis said. “The entire review should take no longer than 12 months to complete, as the process is designed to expeditiously resolve questions of patentability and validity. We feel confident about the strength and validity of PAID’s foundational intellectual property and we welcome an efficient and prompt process that will give PAID the opportunity to demonstrate the value of our patents.”

“The Company continues to focus its resources on further developing and upgrading its AuctionInc ShopCart with its Integrated Shipping Calculator as well as our new website www.shippingcalc.com which allows Auction and E-commerce companies to integrate our shipping solutions into their platforms” added Lewis.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995:

Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the markets, the status and timeline of patent litigation and patent appeal board review, the successful monetization of the patent, variations in the Company's cash flow, competition, business development efforts, technology availability and cost of materials and other risk factors. Factors that could cause actual results to differ materially are discussed in the Company's most recent filings with the Securities and Exchange Commission.